CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form F-10/F-3 of our reports, dated March 7, 2013, relating to the consolidated financial statements of Baytex Energy Corp. and subsidiaries ("Baytex") and the effectiveness of Baytex's internal control over financial reporting appearing in the Annual Report on Form 40-F of Baytex for the year ended December 31, 2012. We also consent to the incorporation by reference in this Registration Statement on Form F-10/F-3 of our report, dated March 13, 2012, relating to the consolidated financial statements of Baytex appearing in the Annual Report on Form 40-F of Baytex for the year ended December 31, 2011.

Calgary, Canada	/s/ Deloitte LLP
October 25,2013	Independent Registered Chartered Accountants